Exhibit 99.1

COMMUNITY HEALTH SYSTEMS COMPLETES SPIN-OFF OF

QUORUM HEALTH CORPORATION

FRANKLIN, Tenn. (April 29, 2016) – Community Health Systems, Inc. (NYSE: CYH) (“CHS”) today announced that it has completed the previously announced spin-off of Quorum Health Corporation (“QHC”). As a result of the spin-off, QHC is now an independent public company and listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “QHC.”

Commenting on the spin-off, Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “Today’s successful spin-off creates two healthcare companies that are positioned to create shareholder value and to pursue unique pathways for future success. At Community Health Systems, our smaller, refined portfolio creates immediate efficiencies and sharpens our focus on key, competitive markets where we can seek to capitalize on our greatest opportunities for sustainable growth. We are excited about QHC’s potential and extend our best wishes for success to QHC’s management team and board of directors.”

Commenting on the launch of QHC, Thomas D. Miller, president and chief executive officer of Quorum Health Corporation, said, “QHC launches with a clear vision to focus on improving the health care in every community where services are provided. At a time when rural hospitals are under siege, we will use our resources to help make these hospitals essential in their communities. We look forward with determination and enthusiasm to the opportunity ahead.”

As a result of the spin-off, QHC owns or leases a portfolio of 38 hospitals with an aggregate of 3,582 licensed beds. The hospitals are geographically diversified across 16 states, primarily located in cities or counties having populations of 50,000 or less. QHC also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business.

CHS remains one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. Immediately following the completion of the spin-off, CHS’ stockholders own all of the outstanding shares of common stock of QHC.

Under the terms of the spin-off, CHS stockholders who held CHS common stock as of April 22, 2016, the record date, received a distribution of one share of QHC common stock for every four shares of CHS common stock, plus cash in lieu of any fractional shares.

Since April 20, 2016, QHC shares have traded on a “when-issued” basis on the NYSE under the symbol “QHC WI”. “When-issued” trading of QHC shares ended at the close of the market on April 29, 2016. “Regular-way” trading in QHC’s common stock is expected to begin under the symbol “QHC” on May 2, 2016, the first trading day following the completion of the spin-off.

In connection with the spin-off, CHS received approximately $1.2 billion of the net proceeds of certain financing arrangements entered into by QHC as part of the spinoff. CHS intends principally to use these proceeds to repay secured indebtedness, as well as certain expenses incurred in connection with the spin-off and such debt repayment transactions.

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CYH COMPLETES SPIN-OFF OF QUORUM HEALTH CORPORATION

April 29, 2016

About Community Health Systems, Inc.

CHS is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. After giving effect to the spin-off noted above, through its subsidiaries, CHS currently owns, leases or operates 160 affiliated hospitals in 22 states with an aggregate of nearly 27,000 licensed beds.

CHS’ headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in CHS are traded on the NYSE under the symbol “CYH.” More information about CHS can be found on its website at www.chs.net.

About Quorum Health Corporation

QHC is an operator and manager of general acute care hospitals and outpatient services in the United States. QHC owns or leases a diversified portfolio of 38 affiliated hospitals with an aggregate of approximately 3,582 licensed beds. QHC also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting business.

Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected timing of regular-way trading in QHC’s common stock, the benefits of the spin-off transaction to either CHS or QHC, the market position of the business spun off, CHS’ intended use of the net proceeds distributed from QHC, and transactions and other events and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of CHS and QHC and are subject to significant risks and uncertainties. There can be no assurance that the future events will occur as anticipated, if at all, or that actual results will be as expected. Actual future events or results may differ materially from these statements. Such differences may result from a number of factors, including but not limited to: possible negative effects on CHS’ or QHC’s business operations, assets or financial results as a result of the spin-off; a failure to obtain necessary regulatory approvals; a deterioration in the business or prospects of CHS or QHC; adverse developments in CHS’ or QHC’s markets; adverse developments in the U.S. or global capital markets, credit markets or economies generally; risks associated with CHS’ and QHC’s indebtedness, leverage and debt service obligations; CHS’ and QHC’s ability to successfully make acquisitions or complete divestitures; changes to CHS’ intended use of the net proceeds distributed from QHC; CHS’ and QHC’s ability to successfully integrate any acquired hospitals, or to recognize expected synergies from acquisitions or improved cash flows from divestitures; and changes in regulatory, social and political conditions. Additional risks and factors that may affect results are set forth in CHS’ and QHC’s filings with the Securities and Exchange Commission, including CHS’ most recent Annual Report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q and QHC’s Registration Statement on Form 10, as amended. The forward-looking statements speak only as of the date of this communication. Neither CHS nor QHC undertakes any obligation to update these statements.

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CYH COMPLETES SPIN-OFF OF QUORUM HEALTH CORPORATION

April 29, 2016

Contacts:	Community Health Systems, Inc.

Investors:	W. Larry Cash
President of Financial Services and Chief Financial Officer
(615) 465-7000

Media:	Tomi Galin
Senior Vice President, Corporate Communications,
Marketing and Public Affairs
(615) 628-6607

Quorum Health Corporation

Investors:	Michael J. Culotta
Executive Vice President and Chief Financial Officer
(615) 221-1400

Media:	Lisa Anderson
Vice President, Marketing and Communications
(615) 221-3793

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